CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of Roundhill Video Games ETF, Roundhill Sports Betting & iGaming ETF, Roundhill Ball Metaverse ETF, Roundhill Cannabis ETF, Roundhill Magnificent Seven ETF, Roundhill S&P® Global Luxury ETF and Roundhill Alerian LNG ETF, each a series of Listed Funds Trust, for the year or period ended December 31, 2023, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
COHEN & COMPANY, LTD.
Cleveland, Ohio
April 26, 2024